ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum to Employment Agreement is made by and between PROGRAM BROKERAGE CORPORATION and MARC COHEN.

In consideration of the mutual agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged by the parties to this Addendum, it is hereby understood and agreed that effective March 11th, 1999, the following amendment is made to the above-referenced Employment Agreement:

THE SECTION IN THE AGREEMENT ENTITLED "RESTRICTIVE COVENANT" OR "COVENANT NOT TO SOLICIT AND COMPETE" IS HEREBY REPLACED WITH THE FOLLOWING:

     "In view of the personal identification of customers and sources with brokerage employees, the potential exists for appropriation by employees of the benefits of the relationships developed with the foregoing, despite Employer's investment in the development of those relationships on its behalf. Accordingly, since Employer would suffer irreparable harm if Employee should leave the employment of the brokerage and solicit customers, establish or work on competing programs of insurance, or solicit any other employee to terminate its relationship with the brokerage, it is reasonable to protect Employer against such activities for the limited period of time necessary for Employer to establish, renew and/or restore its business relationship with the foregoing individual and commercial customers and sources.

     For the above reasons, in the event that Employee ceases to be an employee of Employer for any reason ("Withdrawal from the Company"), Employee may conduct business in competition with Employer. However, for the two year period immediately following the Withdrawal from the Company, Employee may not:

     (i) solicit, join, provide services to, advise, give assistance to, or contact any person or entity who was a client of Employer, or any employee of such client with respect to the provision of insurance or insurance-related services;

     (ii) work on, consult with, provide services to, advise, or give assistance to any business, person or entity in establishing or in any way working on or consulting with a program of insurance which will solicit or accept business from Employer's clients;

     (iii) solicit any persons or entities who, to the knowledge of Employee, are or were identified through leads developed while Employee was employed by Employer;

     (iv) solicit professional relationships introduced to such Employee by any employee or client of Employer while Employee was an employee of Employer;


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     (v) offer  employment  to or employ  any  person  who is then,  or had been within 6 months of such  offer,  an employee of  Employer,  or

     (vi) solicit any employee of Employer to terminate his or her employment.

Employee acknowledges that a material part of his/her current and future compensation, including salary increases and/or bonuses, is being paid in consideration for Employee's promises to honor the restrictive covenants and confidentiality aspects of this Employment Agreement. Employee specifically acknowledges receipt of an Incentive Bonus as part of the consideration for signing this Restrictive Covenant. The Employee agrees that the restrictive covenants and confidentiality provisions set forth in this Employment Agreement are both reasonable and necessary to protect the vital interests of Employer and to promote an open and productive working relationship between Employer and Employee, from which Employee will benefit."

All other terms and condition of the Employment Agreement remain unchanged and in full force and effect.


IN WITNESS WHEREOF, the parties hereto have executed this Addendum on March 11th, 1999.


PROGRAM-BROKERAGE CORPORATION                  MARC COHEN


BY: /s/ ILLEGIBLE                              /s/ ILLEGIBLE
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